Exhibit 99.1

FOR IMMEDIATE RELEASE

@ROAD ENTERS INTO AGREEMENT
TO PURCHASE ASSETS OF MOBILEARIA

Assets to be Purchased Include Contract for MRM
with Verizon Communications

FREMONT, Calif. — July 11, 2006 — @Road, Inc. (Nasdaq: ARDI), a global provider of next-generation solutions for Mobile Resource Management (“MRM”), announced that it entered into an Asset Sale and Purchase Agreement dated July 7, 2006 by and between @Road and MobileAria, Inc., a Delaware corporation, pursuant to which @Road will, subject to the terms thereof, purchase substantially all the assets of MobileAria (the “Purchase”). Under the terms of the agreement, @Road will pay cash consideration of $11.4 million for the acquired assets and will assume certain liabilities of MobileAria.

On July 6, 2006, @Road participated in an auction for the sale of substantially all the assets of MobileAria, a debtor-in-possession in a bankruptcy case pending in the United States Bankruptcy Court for the Southern District of New York and a 71% owned subsidiary of Delphi Automotive Systems LLC. At the conclusion of the auction, MobileAria announced that @Road had submitted the highest and otherwise best bid. Consummation of the sale is subject to court approval and subject to objection by parties in interest. If approved by the court, @Road expects the sale to be consummated by the end of July 2006.

@Road and MobileAria have made customary representations, warranties and covenants in the agreement, including among others, covenants that require MobileAria to seek court approval of the transaction and to use reasonable best efforts to obtain third party and other approvals required in connection with the transaction. The agreement contains certain termination rights for both @Road and MobileAria, and provides that in the event of termination under specified circumstances, @Road may be required to relinquish to MobileAria a $500,000 deposit made with a third party escrow agent.

Included among the MobileAria assets to be purchased is a contract to provide MRM services to Verizon Communications. Additional details relating to the transaction and its financial implications will be discussed during the Company’s second quarter financial results conference call, tentatively scheduled for late July.

The closing of the Purchase is subject to the satisfaction or waiver of conditions customary to transactions of this type, including among others, entry by the court of an order approving the Purchase and adoption of the agreement by the requisite approval of MobileAria’s stockholders.

It is @Road policy to recognize a quiet period at the end of each quarter. The quiet periods begin on the day after the fiscal quarter/year end and terminate when @Road releases its financial results for such quarter/year. During these periods, @Road representatives are precluded from having conversations with members of the investment community.

About @Road

@Road, Inc. is a leading global provider of solutions designed to automate the management of mobile resources and to optimize the service delivery process for customers across a variety of industries. @Road delivers Mobile Resource Management solutions in three key areas: Field Force Management, Field Service Management and Field Asset Management. By providing real-time Mobile Resource Management infrastructure integrating wireless communications, location-based technologies, transaction processing and the Internet, @Road solutions are designed to provide a secure, scalable, upgradeable, enterprise-class platform, and are offered in on-demand software delivery, on-premise or hybrid environments that can seamlessly connect mobile workers in the field to real-time corporate data. @Road is headquartered in Fremont, Calif., and has a global presence with offices in North America, Europe and Asia. For more information on @Road solutions, visit www.road.com.

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Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. These factors, risks and uncertainties include, but are not limited to, the ability of the parties thereto to perform in accordance with the terms of the Purchase Agreement; the ability of the parties thereto to consummate the transactions contemplated under the Purchase Agreement; the ability of the parties to obtain court approval of the Purchase, as well as other third party consents and approvals; the risk that parties in interest may object to the Purchase; the impact of the Purchase on @Road’s financial results and operations; ability of @Road to integrate the assets to be purchased into its operations; and general economic and political conditions. Further information regarding risk factors is included in the @Road Quarterly Report on Form 10-Q filed on May 9, 2006, the @Road Annual Report on Form 10-K filed on March 22, 2006 and in @Road’s other filings with the Securities and Exchange Commission. @Road does not undertake any obligation to update the forward-looking statements contained in this press release.

@Road is a registered trademark of @Road, Inc.

Contact:

David Lebedeff, 510-870-1317
Vice President Investor Relations
dlebedeff@road-inc.com

or

Bob Stern, 510-870-1360
@Road Media Relations
bstern@road-inc.com